Exhibit 99

SemGroup Corporation Announces New Board Member

Tulsa, Okla. – March 20, 2017 – SemGroup® Corporation (NYSE:SEMG) announced today that W.J. “Bill” McAdam has been elected as the newest member of the SemGroup Board of Directors. Mr. McAdam is filling the vacancy on the Board created by the retirement of John Chlebowski on December 31, 2016.

Mr. McAdam served as president and chief executive officer of Aux Sable Canada LP and Aux Sable Liquid Products LP for 14 years until his retirement in 2013. Aux Sable is the owner and operator of one of the largest NGL extraction and fractionation facilities in North America. Mr. McAdam has more than four decades of experience in the energy industry, including positions with Imperial Oil and Exxon Chemical in Sarnia, Toronto, New York, Edmonton and Calgary. He served as president of Mapco Canada Energy Inc. from 1996 to 1998 before leading the development of the Aux Sable business.

“On behalf of the entire Board, I am extremely pleased to welcome Bill to SemGroup. His deep energy sector experience will help further SemGroup's growth initiatives in its operating areas,” said SemGroup Board Chairman Tom McDaniel.

“We look forward to Bill’s fresh perspective and industry knowledge,” said SemGroup President and Chief Executive Officer Carlin Conner. “His robust experience in the Canadian energy sector will be particularly valuable as we expand our SemCAMS business.”

Mr. McAdam holds a chemical engineering degree from Queens University and an MBA from McMaster University. He currently serves on the board of Seven Generations Energy Ltd.

About SemGroup
Based in Tulsa, Okla., SemGroup® Corporation (NYSE:SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

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Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroupcorp.com